UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:            October 7, 2011

HORACE MANN EDUCATORS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-10890	37-0911756
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 Horace Mann Plaza, Springfield, Illinois 62715-0001

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: 217-789-2500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01:	Entry into a Material Definitive Agreement

Credit Agreement with Financial Institutions

On October 7, 2011, Horace Mann Educators Corporation (“HMEC”) entered into a new Bank Credit Agreement (the “Current Bank Credit Facility”) that replaces the Previous Bank Credit Agreement, described in Item 1.02 below, which was scheduled to expire on December 19, 2011. The Current Bank Credit Facility is by and between HMEC, certain financial institutions named therein and JPMorgan Chase Bank, N.A., as administrative agent, provides for unsecured borrowings of up to $150 million and expires on October 6, 2015.

On October 7, 2011, there was no change to HMEC’s short-term debt balance. HMEC borrowed $38 million under the Current Bank Credit Facility and used the proceeds to repay the $38 million balance outstanding under the Previous Bank Credit Agreement.

Interest accrues at varying spreads relative to prime or eurodollar base rates and is payable monthly or quarterly depending on the applicable base rate (eurodollar base rate plus 1.25%, or 1.63%, as of October 7, 2011). The unused portion of the Current Bank Credit Facility is subject to a variable commitment fee, which was 0.15% on an annual basis at October 7, 2011.

The Current Bank Credit Facility contains financial covenants, as defined in the agreement, as follows: (1) debt to capital ratio not to exceed 35%, (2) minimum net worth and (3) insurance subsidiaries’ risk based capital percentages of not less than 300%.

This summary of the Current Bank Credit Facility is qualified in its entirety by reference to the full text of the agreement, which will be filed as an exhibit to HMEC’s Quarterly Report on Form 10-Q for the period ended September 30, 2011.

Item 1.02:	Termination of a Material Definitive Agreement

Credit Agreement with Financial Institutions

On May 31, 2005, HMEC entered into a Bank Credit Agreement by and between HMEC, certain financial institutions named therein and Bank of America, N.A., as administrative agent, that was amended and restated effective December 19, 2006 (the “Previous Bank Credit Agreement”). The Previous Bank Credit Agreement, which provided for unsecured borrowings of up to $125 million, was terminated on October 7, 2011 following HMEC’s entry into the Current Bank Credit Facility.

The $38 million balance outstanding under the Previous Bank Credit Agreement was repaid in full on October 7, 2011 utilizing the borrowing under the Current Bank Credit Facility, described above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HORACE MANN EDUCATORS CORPORATION

By:	/s/ Bret A. Conklin
Name: Bret A. Conklin Title: Senior Vice President & Controller (Principal Accounting Officer)

Date: October 12, 2011